Exhibit 99.1

Medley Capital Corporation Declares $0.37 Per Share Dividend; Announces June 30, 2014 Financial Results

New York, NY – July 31, 2014

Third Quarter Fiscal Year 2014 Dividend Declared

Medley Capital Corporation (the “Company”) (NYSE: MCC) today announced that its Board of Directors declared a dividend for the quarter ended June 30, 2014 of $0.37 per share, payable on September 12, 2014, to stockholders of record as of August 27, 2014. The dividend will be paid from earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

Financial Results for the Quarter ended June 30, 2014

Third Quarter Highlights

•	Declared a dividend of $0.37 per share
•	Net investment income of $0.41 per share
•	Net income of $0.33 per share
•	Net asset value (NAV) of $12.65 per share
•	Gross investment originations of $206.8 million

Portfolio Investments

The total value of our investments was $1,043.0 million at June 30, 2014. During the quarter ended June 30, 2014, the Company originated $206.8 million of new investments and had $117.4 million of repayments resulting in net investment originations of $89.4 million. As of June 30, 2014, the Company had investments in securities of 74 portfolio companies with approximately 65.1% consisting of senior secured first lien investments, 31.1% consisting of senior secured second lien investments, 2.2% in unsecured debt and 1.6% in equities / warrants. As of June 30, 2014, the weighted average yield based upon the cost basis of our portfolio investments, excluding cash and cash equivalents, was 13.4%.

Results of Operations

For the three and nine months ended June 30, 2014, the Company reported net investment income of $0.41 and $1.21 per share and net income of $0.33 and $0.97 per share, respectively, calculated based upon the weighted average shares outstanding. As of June 30, 2014, the Company’s NAV was $12.65 per share.

Investment Income

For the three months ended June 30, 2014, gross investment income was $38.1 million and consisted of $29.5 million of portfolio interest income and $8.6 million of other fee income. For the nine months ended June 30, 2014, gross investment income was $101.1 million and consisted of $80.5 million of portfolio interest income and $20.6 million of other fee income.

Expenses

For the three months ended June 30, 2014, total expenses were $17.4 million and consisted of the following: base management fees of $4.6 million, incentive fees of $5.2 million, interest and financing expenses of $5.3 million, professional fees of $0.7 million, administrator expenses of $0.9 million, directors fees of $0.2 million, and other general and administrative related expenses of $0.5 million.

For the nine months ended June 30, 2014, total expenses were $46.9 million and consisted of the following: base management fees of $12.3 million, incentive fees of $13.6 million, interest and financing expenses of $14.5 million, professional fees of $1.9 million, administrator expenses of $2.4 million, directors fees of $0.5 million, and other general and administrative related expenses of $1.7 million.

Net Investment Income

For the three and nine months ended June 30, 2014, the Company reported net investment income of $20.7 million and $54.2 million, or $0.41 and $1.21 on a weighted average per share basis, respectively.

Net Realized and Unrealized Gains/Losses

For the three and nine months ended June 30, 2014, the Company reported net realized gains of $813,852 and $886,904, respectively.

For the three and nine months ended June 30, 2014, the Company reported net unrealized depreciation including the provision for income taxes on unrealized gain on investments of $4.9 million and $11.8 million, respectively.

Liquidity and Capital Resources

On June 2, 2014, the Company amended and extended its existing revolving credit facility (the “Revolving Facility”) and term loan credit facility (the “Term Loan Facility”). The total commitments to the Revolving Facility increased to $346.0 million from $245.0 million and the revolving period was extended from August 2015 to June 2017, followed by a one-year amortization period and a final maturity in June 2018. The pricing on the Revolving Facility was reduced to LIBOR plus 2.75% with no floor from LIBOR plus 3.25%. The total commitments to the Term Loan Facility increased to $171.5 million from $120.0 million and its bullet maturity was extended from August 2017 to June 2019. The pricing on the Term Loan Facility was reduced to LIBOR plus 3.25% with no floor from LIBOR plus 4%. The combined Revolving Facility and Term Loan Facility’s accordion feature was increased to $600.0 million from $400.0 million of total commitments.

As of June 30, 2014, the Company had a cash balance of $17.1 million and $85.6 million of debt outstanding under its $346.0 million senior secured revolving credit facility.

As of June 30, 2014, the Company had $171.5 million of debt outstanding under its senior secured term loan credit facility, $48.0 million outstanding in SBA-guaranteed debentures, $40.0 million outstanding in aggregate principal amount of 7.125% senior notes due 2019 and $63.5 million outstanding in aggregate principal amount of 6.125% senior notes due 2023.

Dividend Declaration

On July 30, 2014, the Company’s board of directors declared a quarterly dividend of $0.37 per share payable on September 12, 2014 to holders of record as of August 27, 2014.

Webcast/Conference Call

The Company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Friday, August 1, 2014.

All interested parties may participate in the conference call by dialing (877) 703-6104 approximately 5-10 minutes prior to the call: international callers should dial (857) 244-7303. Participants should reference Medley Capital Corporation and the participant passcode of 75295327 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website, http://www.medleycapitalcorp.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Company’s website.

Financial Statements

Medley Capital Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2014	September 30, 2013
	(unaudited)
ASSETS
Investments at fair value
Non-controlled/non-affiliated investments (amortized cost of $1,053,311 and $748,406, respectively)	$1,033,052	$740,097
Affiliated investments (amortized cost of $9,772 and $9,284, respectively)	9,998	9,140
Total investments at fair value	1,043,050	749,237
Cash	17,113	8,558
Interest receivable	13,523	9,608
Deferred financing costs, net	10,965	8,523
Fees receivable	195	-
Other assets	284	249
Receivable for dispositions	15,175	-
Deferred offering costs	295	218
Total assets	$1,100,600	$776,393

LIABILITIES
Revolving credit facility payable	$85,583	$2,500
Term loan payable	171,500	120,000
Notes payable	103,500	103,500
SBA debentures payable	48,000	30,000
Payable for investments originated, purchased and participated	15,897	54
Management and incentive fees payable, net	9,767	6,900
Accounts payable and accrued expenses	2,218	1,305
Interest and fees payable	1,347	1,156
Administrator expenses payable	858	701
Deferred revenue	312	256
Deferred tax liability	386	-
Due to affiliate	-	82
Offering costs payable	-	105
Total liabilities	$439,368	$266,559

NET ASSETS
Common stock, par value $.001 per share, 100,000,000 common shares authorized,
52,283,712 and 40,152,904 common shares issued and outstanding, respectively	$52	$40
Capital in excess of par value	665,420	506,062
Accumulated undistributed net investment income	15,169	12,185
Accumulated undistributed net realized gain/(loss) from investments	887	-
Net unrealized appreciation/(depreciation) on investments	(20,296)	(8,453)
Total net assets	661,232	509,834
Total liabilities and net assets	$1,100,600	$776,393

NET ASSET VALUE PER SHARE	$12.65	$12.70

Medley Capital Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the three months ended June 30		For the nine months ended June 30
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest from investments
Non-controlled/Non-affiliated investments	$29,034	$19,572	$79,327	$50,383
Affiliated investments	402	377	1,187	1,113
Total interest income	29,436	19,949	80,514	51,496
Interest from cash and cash equivalents	2	3	6	6
Other fee income	8,634	3,639	20,618	10,016
Total investment income	38,072	23,591	101,138	61,518

EXPENSES
Base management fees	4,593	2,977	12,336	7,607
Incentive fees	5,174	3,008	13,570	8,011
Interest and financing expenses	5,348	4,032	14,502	9,283
Administrator expenses	859	682	2,371	1,773
Professional fees	711	320	1,868	1,161
Directors fees	194	71	536	315
Insurance	150	70	426	210
General and administrative	349	399	1,249	963
Organizational expense	-	2	-	151
Total expenses	17,378	11,561	46,858	29,474
NET INVESTMENT INCOME	20,694	12,030	54,280	32,044

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS:
Net realized gain/(loss) from investments	814	(137)	887	237
Net unrealized appreciation/(depreciation) on investments	(4,820)	(8,736)	(11,581)	(7,988)
Net unrealized appreciation/(depreciation) on participations	(29)	-	124	-
Provision for taxes on unrealized gain on investments	(70)	-	(386)	-
Net gain/(loss) on investments	(4,105)	(8,873)	(10,956)	(7,751)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$16,589	$3,157	$43,324	$24,293

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.33	$0.10	$0.97	$0.85
WEIGHTED AVERAGE - BASIC AND DILUTED NET INVESTMENT INCOME PER COMMON SHARE	$0.41	$0.37	$1.21	$1.12
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING
- BASIC AND DILUTED	50,503,492	32,658,336	44,836,152	28,684,229

DIVIDENDS DECLARED PER COMMON SHARE	$0.37	$0.36	$1.11	$1.08

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company’s investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7 to $50 million. Medley will support acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

FORWARD-LOOKING STATEMENTS

Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

SOURCE: Medley Capital Corporation

Contact:

Richard T. Allorto

212.759.0777